Exhibit 99.2

June 23, 2005

F. Hoffmann-La Roche Ltd.

Grenzacherstrasse 124

CH-4070 Basel

Switzerland

Attention: Corporate Law Department

VIA OVERNIGHT MAIL AND TELEFACSIMILE

Facsimile: 41-61-688 13 96

Hoffmann-La Roche Inc.

340 Kingsland Street

Nutley, NJ 07110

Attention: Corporate Secretary

VIA PERSONAL SERVICE AND TELEFACSIMILE

Facsimile: 973/ 235-7605

Re: Notice of Termination for Breach of 1996 Development and License Agreement

Dear Sirs:

This letter serves as a notice of termination for breach pursuant to Article 9.3 of the 1996 Development and License Agreement by and between Gilead Sciences, Inc. and F. Hoffmann-La Roche Ltd. and Hoffmann-La Roche Inc. (the “Agreement”).

Roche’s poor performance under the parties’ Agreement has been the subject of extensive discussions and correspondence between our two companies for the past five years. Gilead is now taking action to protect the interests of our shareholders and, as importantly, because it is essential for global public health that healthcare professionals and patients have improved access to information about Tamiflu and access to the product itself. We can no longer accept Roche’s consistent record of inactivity and neglect with respect to this important product.

BACKGROUND

As you are aware, Gilead’s long-standing concerns have been discussed by our companies at both the operational level and among senior executives. As early as August 2000, we expressed concerns regarding Roche’s reluctance to market Tamiflu aggressively in Europe. Noting that the clinical data for Tamiflu met or exceeded both parties’ original expectations, we stressed: “It is our expectation that you will aggressively market Tamiflu in Europe after approval. The nature of the royalty arrangement with Gilead should not, in our view, negatively affect the effort Roche puts behind the product on a worldwide basis.” We expressed concerns regarding Roche’s calculation of royalties as early as April 2002. At that time, we also expressed concerns regarding marketing strategies, promotional efforts, and manufacturing problems during our meetings with Roche.

The early concerns expressed in these letters and our face-to-face meetings culminated in a letter from John Milligan to Urs Foelmli in March 2003, stating that Gilead was concerned that Roche was not meeting its contractual obligations to devote its “Best Efforts” to commercialize Tamiflu. Gilead identified concerns regarding Roche’s (1) inadequate promotional and marketing efforts, (2) manufacturing, supply and logistical problems, and (3) improper reporting of financials to Gilead and calculation of royalties.

In the ensuing two years, in extensive correspondence and meetings, Gilead has continued to communicate its concerns over Roche’s failure to expend meaningful resources in fulfillment of the Best Efforts obligation. As Gilead’s concerns have grown, Roche’s efforts have diminished. It has now become clear that either Roche will not, or likely cannot, satisfy the contract’s requirements over the long term. As a result, this important product will not achieve its potential either commercially or in terms of protecting the public health unless Gilead exercises its contractual right to resume control of Tamiflu’s development and distribution.

ROCHE’S BREACH OF THE 1996 DEVELOPMENT AND LICENSE AGREEMENT

In Article 4.1 of the Agreement, Roche agreed to “devote its Best Efforts to commercialize Tamiflu in substantially all markets in the world.” That section goes on to clarify that “Best Efforts” means “Roche is performing its obligations in a sustained manner consistent with the efforts major pharmaceutical companies devote to significant general practice products of similar market potential derived from internal research programs.”

Beginning in May 2001 and continuing to the present, Roche’s breach has manifested itself in at least the following areas of Roche’s performance: (1) Roche’s failure to use Best Efforts to commercialize Tamiflu by adequately and sustainably promoting and marketing the product in all significant markets, including the failure to launch in a number of markets where the product has been approved; (2) Roche’s failure to exercise its Best Efforts in the manufacture of Tamiflu, including, without limitation, failing to address problems with the manufacturing process that led to product recalls and shortages in product supply; and (3) Roche’s failure to properly calculate and pay the royalties fairly owed to Gilead under the Agreement, resulting in an underpayment of more than $18.2 million through December 31, 2003 alone.

1. Roche’s Breach of Article 4: Promotion and Marketing

As expressed in our letter to you of March 26, 2003, we believe Roche has failed to fulfill the Best Efforts standard in both the United States and international markets in promoting and marketing Tamiflu.

The United States. Roche has failed to satisfy the Best Efforts standard in the United States in at least the following respects:

Commercial Product Support. Roche launched Tamiflu in the United States in late 1999. Not even two years later, around the time that Roche announced a widely publicized change of corporate focus to emphasize specialty practice products, its commercial support for Tamiflu began to drop precipitously. First, in 2001, Roche greatly reduced its general medical practice sales force in the United States. Based on our review of available data, Roche’s field sales efforts quickly fell below industry standards, both in the quantity of visits made to doctors and in the qualitative targeting of which doctors to visit. Since then, the size of the Roche sales force has continued to diminish.

Subsequently, during or prior to November 2002, Roche shifted Tamiflu to the company’s “Mature Products Group,” despite the fact that this innovative product has patent protection until 2017. In Roche’s Mature Products Group, Tamiflu no longer had access to the full complement of resources appropriate for commercial support of a novel product of substantial market potential and relevance for the public health. The move to the Mature Products Group was particularly disturbing as Roche at that time had not yet even launched Tamiflu in the European markets. Gilead just recently learned that, in connection with pandemic demand preparations, Roche intends to shift Tamiflu back from the Mature Products Group to a “Lifecycle Team.” Notwithstanding Roche’s contractual obligations to Gilead, it has taken the spotlight of a global crisis to resurrect Roche’s interest in this product.

Continuing Medical Education/Physician Outreach. Despite the clear imperative of physician outreach for building awareness and experience with this innovative product, beginning in 2001, Roche abruptly curtailed its continuing medical education (CME) programs involving Tamiflu and severely limited its outreach to the medical profession through medical conferences, post-marketing clinical studies and relevant medical scholarship.

Direct to Consumer (DTC) Advertising. Despite Roche’s acknowledgement that DTC advertising was “essential” to building the market for Tamiflu, Roche inexplicably slashed the product’s advertising budget to woefully inadequate levels, reaching a nadir of roughly $200,000 in 2002-03.

In response to Gilead’s repeated expressions of concern, Roche offered assurances that it has pursued the most appropriate strategy for marketing Tamiflu. Roche has stressed that Tamiflu is “unique.” In Roche’s opinion, Tamiflu cannot be cost-effectively marketed using “traditional” field force driven approaches that rely on heavy, sustained resourcing. Rather, Roche has argued that the focus must be on public relations, DTC advertising, key account management, and insight gained from “FluStar,” Roche’s internal influenza surveillance system. Gilead has remained extremely concerned over Roche’s failure to allocate adequate resources to support Tamiflu, but, until now, we have relied on Roche’s assurances and reserved judgment in order to evaluate the professed strategy based on actual performance.

Based on a thorough review of Roche’s strategy over the last three flu seasons, we have now concluded that Gilead’s concerns regarding Roche’s commitment and capabilities are, indeed, well-founded. Contrary to repeated assurances, the FluStar surveillance program has not resulted in either efficient or adequate targeting of Tamiflu details. Instead, data sources show Roche’s targeting efforts fall consistently below industry averages. Not only has Roche failed to exercise its Best Efforts in a sustained manner as required by the Agreement, Roche has failed to execute the marketing strategies it set for itself. This situation was made particularly clear during the flu season of 2004-05, when the public was alarmed due to a dramatic shortage of influenza vaccine. At that critical juncture, Roche did virtually nothing to build awareness of, and appreciation for, Tamiflu as an available treatment option. .

International Markets. Roche has failed to market Tamiflu in “all significant markets” as required under the Agreement. Whereas Roche has received approval for Tamiflu in 64 countries, it has failed to launch the product in 43 countries, including Italy, Spain, China, Israel, and most of Latin America. In Europe, Roche’s efforts have been hampered by its inability to achieve favorable pricing and characterized by long delays and poor penetration. Roche did not launch Tamiflu in Europe until 2002. When it ultimately did launch Tamiflu in several European markets, it failed to adequately promote and market the product. This has resulted in poor penetration in Europe’s leading markets.

Moreover, we continue to be concerned, as we first expressed in August 2000, with Roche’s pricing and reimbursement strategies for Tamiflu in the European Union. We appreciate the challenges that all providers of medicine confront in Europe as member countries implement healthcare cost containment programs. We do not believe, however, that Roche has responded adequately to meet these challenges. Roche has failed to engage health and regulatory officials in Europe effectively concerning the important public health benefits of Tamiflu.

Beyond Roche’s failure to market Tamiflu adequately, it has also neglected an even more fundamental obligation: to protect the public health by ensuring that medical professionals, especially physicians, have a clear understanding of Tamiflu and its benefits. Experts point out that physicians’ understanding of Tamiflu outside of the

United States and Japan is virtually nonexistent. In a recent article titled “What’s in the Medicine Cabinet” by A. Abbott and published in the journal Nature, Professor Fred Hayden of the University of Virginia noted, “[i]t would be very good for physicians in these other countries to have experience with the drug [Tamiflu] before a pandemic arrives, so they learn how best to treat patients.”

Roche is required under the contract to promote Tamiflu in “substantially all the markets in the world,” yet over the past five years it has limited itself to minimal efforts in just a handful of major markets. The consequence is that most treating physicians do not understand the benefits Tamiflu can provide or how to use it properly. Despite impressive clinical results documenting the efficacy of Tamiflu in both the treatment and prevention of the flu, Roche has failed to penetrate the market effectively. The result is that a product with important public health benefits, which has the potential of saving many lives, is not reaching those in need. This has materially compromised global public health.

2. Roche’s Breach of Article 6: Manufacturing

Roche has failed to exercise its Best Efforts in the manufacture of Tamiflu.

Article 6.2 provides that “Roche shall be solely and exclusively responsible at its own expense for commercial manufacture of Products, either itself or through third parties.” As demonstrated by the following incidents, Roche has failed to manufacture Tamiflu consistent with its contractual obligations.

•	In April 2002, traces of two other products were found in Tamiflu powder bound for Japan. The discovery led to a Class 2 product recall of all Tamiflu capsules in the United States. Roche subsequently added a purification step to the manufacturing process and expressed “confidence” that this would not happen again.

•	Three months later, in July 2002, an inspection of a Japanese shipment of the pediatric form of Tamiflu, the liquid formulation, revealed the presence of “yellow dots.” Roche’s Japanese affiliate (“Roche-Japan”) was unable to use any of the product in this shipment, resulting in a shortage for the Japanese market. Roche-Japan issued a public apology.

•	In October 2002, traces of glass were found in a European batch of liquid formulation Tamiflu. As a result, Roche shipped lesser quantities of the liquid formulation to the EU than it had previously planned were necessary for the product launch in 2002.

•	In November 2003, Roche-Japan again discovered problems in its liquid formulation supplies and had to recall its product from the Japanese market.

•	In December 2003, Roche-Japan discovered evidence of another “carry-over” product in its liquid formulation supplies, leading to further product shortages during the 2003-04 flu season.

These repeated missteps have created concern over Roche’s ability to manufacture Tamiflu in the manner necessary to secure the level of public acceptance required for the product to deliver its potential public health benefits. Moreover, we believe Roche has not attempted to achieve the manufacturing process efficiencies and economies of scale that generally permit pharmaceutical manufacturers to lower manufacturing costs for growth products over time. To the contrary, Roche’s own schedules reveal that between 2000 and 2003 Roche claimed an increase of 33 percent in Tamiflu’s Actual Manufacturing Costs. These cost inefficiencies are likely to have a further chilling effect on the global public’s ability to avail itself of Tamiflu. The unavoidable conclusion is that Roche has breached its Best Efforts obligation by failing to address problems with the manufacturing process that led to shortages in product supply.

Roche has previously acknowledged that the manufacturing procedures for Tamiflu have not been “robust.” We believe the problem is far more serious. Roche’s efforts with respect to manufacturing Tamiflu violate the contractual standards under Article 4.1. As a result, Roche lost sales (and Gilead lost royalties) in the impacted flu seasons undermined Tamiflu’s reputation at a critical stage in the brand’s lifecycle. The loss of public confidence in Roche, coupled with its lack of cost-efficient manufacturing and affordable pricing, drastically restricts the likely ability of Tamiflu, if it remains under Roche’s control, to achieve its full potential in protecting the public health from the threat of influenza.

3. Roche’s Breach of Article 5: Calculation of Royalties

Roche has failed to properly calculate and pay the royalties owed to Gilead under the Agreement, resulting in an underpayment of more than $18.2 million through December 31, 2003 alone. As a result, Roche has breached its obligations under Article 5 of the Agreement.

Gilead first expressed concern regarding Roche’s calculation of royalties in April 2002, and again, in a letter to you dated March 23, 2003. Because Roche did not offer satisfactory explanations to address Gilead’s concerns, Gilead subsequently requested that Roche prepare a set of abstracts of relevant business records to be reviewed by Gilead’s independent certified public accountants in accordance with Article 8.3. In response, Roche proposed instead that Gilead conduct a formal audit. Gilead accepted Roche’s proposal. Accordingly, Gilead engaged PriceWaterhouse Coopers (PWC) to investigate and analyze the royalty payments made to Gilead under the Agreement during the years 2001-03. The audit included on-site visits to Roche’s facilities in Basel, Switzerland; Nutley, New Jersey; and Tokyo Japan, as well as numerous communications with Roche representatives by phone and email. According to PWC, Roche cooperated in the audit without objection.

The audit is now concluded. PWC has identified four different categories of underpayment that comprise the $18.2 million in unpaid royalties: (1) Cost of Goods Sold adjustments, (2) United States rebates, (3) United States government pricing concerns and (4) Japanese rebates. We will forward under separate cover a copy of the report for your review.

CONCLUSION

In a typical flu season, approximately 5-15 percent of the population develops upper respiratory infections that are caused by the influenza virus. These annual epidemics are believed to result in 3-5 million cases of severe illness and 250,000-500,000 deaths worldwide. In the United States alone, more than 200,000 people are hospitalized and 36,000 people die as a result of the flu during the average flu season.

Prior to Tamiflu’s development, influenza treatments were limited due to a lack of efficacy against all influenza strains, adverse side effects, and rapid development of viral resistance. Tamiflu is the first and only approved neuraminidase inhibitor available for the treatment and prevention of all common strains of influenza, types A and B. It is also the only neuraminidase inhibitor approved for the treatment of influenza infection in patients as young as one year old.

As a result of Roche’s ongoing neglect of the product, Tamiflu’s potential for both the treatment and prevention of influenza has not been realized. Roche’s deliberate decision to deemphasize Tamiflu in its product portfolio and its simultaneous reduction in marketing and sales resources dedicated to the product resulted in a breakdown in the education of global medical professionals regarding Tamiflu’s unique potential to prevent and remedy the effects of influenza. In addition, Roche’s history of manufacturing problems leading to Tamiflu supply shortages has undermined public confidence in both the product and in Roche’s ability to manufacture the product in the future. Moreover, Roche’s inadequate processes for manufacturing Tamiflu have resulted in cost inefficiencies that defy the normal course of cost reductions over time, and that make it more difficult for populations around the world to avail themselves of Tamiflu in an affordable manner. Finally, despite Gilead’s efforts over the last several years to assist Roche in remedying its poor performance, Roche has failed to take the steps necessary to live up to its obligations under the 1996 Agreement. The result is that despite Tamiflu’s proven efficacy, its use in the United States and international markets has been severely compromised.

Accordingly, Gilead hereby provides this notice of termination for breach of the Agreement under Article 9.3.

Sincerely,

/s/    JOHN C. MARTIN

John C. Martin, Ph.D.

President and Chief Executive Officer

Gilead Sciences, Inc.

8